EXHIBIT 99.1

FOR:	AMREP Corporation
300 Alexander Park, Suite 204
Princeton, NJ 08540

CONTACT:	Peter M. Pizza
Vice President and Chief Financial Officer
(609) 716-8210

AMREP REPORTS THIRD QUARTER AND NINE MONTH RESULTS

Princeton, New Jersey, March 15, 2013 - AMREP Corporation (NYSE:AXR) today reported net income of $3,000, or $0.00 per share, for its fiscal 2013 third quarter ended January 31, 2013 compared to a net loss of $316,000, or $0.05 per share, for its fiscal 2012 third quarter ended January 31, 2012.  For the first nine months of fiscal 2013, the Company had a net loss of $329,000, or $0.05 per share, compared to net income of $488,000, or $0.08 per share, for the same period of fiscal 2012.  Revenues for the third quarter and first nine months of 2013 were $21,752,000 and $62,665,000 versus $21,424,000 and $66,268,000 for the same periods last year.

Revenues from Media Services operations, which include Subscription Fulfillment Services operations conducted by the Company’s Palm Coast Data subsidiary and Newsstand Distribution and Product Services and other businesses conducted by its Kable Media Services subsidiary, decreased from $21,419,000 and $64,815,000 for the third quarter and first nine months of 2012 to $21,225,000 and $62,079,000 for the same periods in 2013.  Magazine publishers are the principal customers of these businesses, and they have continued to be negatively impacted by increased competition from new media sources and weakness in the U.S. economy. The result has been reduced subscription and newsstand magazine sales, which has caused publishers to close some magazine titles and seek more favorable terms from Palm Coast and Kable and their competitors when contracts are up for bid or renewal.  As a consequence of these and other factors, including customer losses, revenues from Subscription Fulfillment Services operations decreased from $15,589,000 and $48,775,000 for the third quarter and first nine months of 2012 to $15,011,000 and $43,069,000 for the same periods of 2013. The 2013 numbers for the third quarter and first nine months also included one month of operations ($611,000 in revenues) from Palm Coast’s new FulCircle Media subsidiary, which acquired certain assets from a third party on December 31, 2012. Revenues from Newsstand Distribution Services operations decreased from $2,213,000 and $7,112,000 for the third quarter and first nine months of 2012 to $2,169,000 and $6,795,000 for the same periods of 2013. Revenues from Product Services and other operations increased from $3,617,000 and $8,928,000 for the third quarter and first nine months of 2012 to $4,045,000 and $12,215,000 for the same periods of 2013, reflecting increases in both the product services and temporary staffing businesses. The net revenue decline in the overall Media Services operations was more than offset by decreases in their operating and general and administrative expenses of $934,000 and $2,906,000 for the third quarter and first nine months of 2013 compared to the same periods in 2012, primarily reflecting lower payroll and benefit costs as a result of both the reduced and lost business noted above and lower facilities and equipment costs, including depreciation.

Revenues from land sales at the Company’s AMREP Southwest subsidiary were $525,000 for the third quarter and first nine months of 2013 compared to zero and $1,435,000 for the same periods of 2012. The 2013 third quarter revenues were attributable to one commercial lot sale that had a gross profit percentage of 28% before indirect costs.  The average gross profit percentage on land sales for the first nine months of 2012 was 91% before indirect costs. Results for both the 2013 and 2012 periods were substantially lower than the Company experienced prior to fiscal 2009 in its principal market of Rio Rancho, New Mexico, due to the severe decline in the real estate market in the greater Albuquerque-metro and Rio Rancho areas that began late in fiscal 2008. Revenues, gross profits and related gross profit percentages from land sales can vary significantly from period to period as a result of many factors, including the nature and timing of specific transactions, and prior results are not necessarily a good indication of what may occur in future periods.

The Company recognized net tax benefits of $226,000 and $305,000 during the third quarter and first nine months of 2013, which included the impact of a reduction in unrecognized tax benefits of $85,000 and $53,000 for those periods.  Net tax benefits of $668,000 and $33,000 were recognized in the comparable periods of 2012 and included a similar reduction in unrecognized tax benefits in the third quarter and first nine months of 2012 that totaled $382,000 and $335,000 for those periods.

AMREP Corporation’s Media Services business, conducted by its Kable Media Services, Inc. and Palm Coast Data LLC subsidiaries, distributes magazines to wholesalers and provides subscription and product fulfillment and related services to publishers and others, and its AMREP Southwest Inc. subsidiary is a major holder of real estate in New Mexico.

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(Two Schedules Follow)

Schedule 1
AMREP Corporation
and Subsidiaries
Financial Highlights
(Unaudited)

	Three Months Ended January 31,
	2013		2012

Revenues		$21,752,000	$21,424,000

Net income (loss)		$3,000	$(316,000)

Earnings (loss) per share – Basic and Diluted		$0.00	$(0.05)

Weighted average number of common shares outstanding		5,996,000	5,996,000

	Nine Months Ended January 31,
		2013	2012

Revenues		$62,665,000	$66,268,000

Net income (loss)		$(329,000)	$488,000

Earnings (loss) per share – Basic and Diluted	$	(0.05)	$0.08

Weighted average number of common shares outstanding		5,996,000	5,996,000

Schedule 2

The Company’s land sales in Rio Rancho, New Mexico were as follows (dollar amounts in thousands):

	2013			2012
	Acres Sold	Revenues	Revenue Per Acre	Acres Sold	Revenues	Revenue Per Acre
Three months ended January 31:
Developed
Residential	-	$-	$-	-	$-	$-
Commercial	3.0	525	175	-	-	-
Total Developed	3.0	525	175	-	-	-
Undeveloped	-	-	-	-	-	-
Total	3.0	$525	$175	-	$-	$-
Nine months ended January 31:
Developed
Residential	-	$-	$-	-	$-	$-
Commercial	3.0	525	175	4.2	748	178
Total Developed	3.0	525	175	4.2	748	178
Undeveloped	-	-	-	16.0	687	43
Total	3.0	$525	$175	20.2	$1,435	$71

The Company offers for sale developed and undeveloped land in Rio Rancho from a number of different projects, and selling prices may vary from project to project and within projects depending on location, the stage of development and other factors.